Exhibit 4.2
DESCRIPTION OF CAPITAL STOCK
General
This section summarizes the rights of capital stock of Sylvamo Corporation (“Company”), certain provisions of the Company’s amended and restated certificate of incorporation (“Certificate of Incorporation”) and the Company’s amended and restated bylaws (“Bylaws”), and certain provisions of applicable law, including the Delaware General Corporation Law (“DGCL”). The following description is a summary and is qualified by reference to the Certification of Incorporation included as Exhibit 3.1 to the Company’s Registration Statement on Form S-8 filed with the U.S. Securities and Exchange Commission (“SEC”) on September 28, 2021 and the Bylaws included as Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2021.
The Company’s authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share (“Common Stock”) and 20,000,000 shares of preferred stock, par value $1.00 per share (“Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the stock of the Company.
As of February 17, 2023, the Company had approximately 42.4 million shares of Common Stock issued and outstanding, and no shares of Preferred Stock issued or outstanding.

Equal Status
All Common Stock is identical and entitles the holders thereof to the same rights and privileges.
Voting Rights
A holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder of record on the books of the Company for all matters on which stockholders of the Company are entitled to vote. There is no cumulative voting.
The Bylaws provide the voting requirements for the election of our directors.
The affirmative vote of a majority of the shares of our Common Stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide the election of any directors in a non-contested election. Pursuant to our Bylaws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender his or her resignation, and the Board, through its Nominating and Corporate Governance Committee (excluding the nominee in question), will determine whether or not to accept the resignation at its next regularly scheduled meeting. If the resignation is not accepted, our Board will disclose the explanation of its decision through a Form 8-K.
In a contested election, the affirmative vote of a plurality of the shares of our Common Stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide the election of any directors. An election will be considered contested if, as of the record date, there are more nominees for election than positions on the Board to be filled by election at the meeting.
The affirmative vote of a majority of the shares of our Common Stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our Certificate of Incorporation, or under our Bylaws, a different vote is required, in which case such provision will control.
Dividend Rights
Holders of Common Stock will be entitled to participate ratably in any dividends, whether in cash, property, stock or otherwise, that may be declared by the Board from time to time out of assets or funds of the Company legally available for dividends, subject to the prior rights and preferences, if any, that may be applicable to Preferred Stock then outstanding.
Liquidation
Holders of Common Stock will be entitled, upon the Company’s liquidation, dissolution or winding-up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of Preferred Stock.
In the event of any voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Company, after all creditors of the Company are paid in full, and after payment of all sums, if any, payable in respect of Preferred Stock, if any, the holders of Common Stock will be entitled to share ratably in all distributions of assets pursuant to such voluntary or involuntary liquidation, dissolution, distribution of all or substantially all of the assets or winding-up of the Company.
Registration Rights

Pursuant to the Cooperation Agreement (the “Cooperation Agreement”), dated as of February 14, 2023 (the “Effective Date”), by and among the Company, Atlas FRM LLC and certain of its affiliates set forth on Schedule A thereto (collectively, the “Atlas Group”), the Company agreed to file within 30 days of the Effective Date a shelf registration statement with the SEC covering the public resale of the shares of the Company’s common stock set forth on the Schedule 13D filed by the Atlas Group and certain affiliated entities on April 25, 2022 (such shares, as subject to the limitations set forth therein, the “Registrable Securities”) on a delayed or continuous basis and to use its reasonable best efforts to cause such shelf registration statement to be declared effective as soon as practicable after the filing thereof. Additionally, the Company agreed to prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep the shelf registration statement continuously effective, available for use to permit the Atlas Group to sell its Registrable Securities included therein and in compliance with the provisions of the Securities Act of 1933, as amended, until the later of (i) the date that is nine months following the expiration of the Cooperation Period (as defined in the Cooperation Agreement) and (ii) the third anniversary of the original effective date of the shelf registration statement.
The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is filed as an exhibit to the Company’s Annual Report on Form 10-K to which this Description of Capital Stock is filed as an exhibit.
Other Rights
Holders of our Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights,

preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that our Board may designate and issue in the future.
Preferred Stock
Under our Certificate of Incorporation, our Board has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of Preferred Stock are outstanding.
Anti-Takeover Effects of our Certificate of Incorporation, Bylaws and Applicable Law
Certain provisions of our Certificate of Incorporation and Bylaws, as well as certain provisions of Delaware law, may discourage or make more difficult a takeover attempt that any stockholders might consider in their best interest. These provisions may also adversely affect prevailing market prices for our Common Stock. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure us and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.
Authorized but Unissued Shares of Capital Stock
Common Stock
The remaining shares of authorized and unissued Common Stock are available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board in opposing a hostile takeover bid.
Preferred Stock
The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of Preferred Stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our Common Stock.
Removal of Directors; Vacancies
Our Certificate of Incorporation provides that directors may be removed, with or without cause, at any time upon the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock then entitled to vote at an election of directors. Any vacancy in the Board may be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
No Stockholder Action by Written Consent

Our Certificate of Incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting.
Special Meetings of Stockholders
Our Certificate of Incorporation provides that a special meeting of stockholders may be called only by or at the direction of the chairman of our Board or our chief executive officer, or by our Board pursuant to a resolution adopted by a majority of the Board, or by the corporate secretary upon written request of one or more record holders of our Common Stock representing ownership of 20% or more of our outstanding shares of Common Stock entitled to vote on the business to be brought before the proposed special meeting.
Requirements for Advance Notice of Stockholder Nominations and Proposals
Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary (i) not less than 90 days nor more than 120 days prior to the meeting or (ii) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.
Amendments to Certificate of Incorporation and Bylaws
Our Certificate of Incorporation provides that our Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock then entitled to vote at any annual or special meeting of stockholders.
In addition, our Certificate of Incorporation and Bylaws provide that our Bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the Board, or by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock then entitled to vote at any annual or special meeting of stockholders.
Section 203 of the DGCL
Our Certificate of Incorporation provides that we not will be subject to Section 203 of the DGCL until the first date on which International Paper ceases to own (directly or indirectly) 10% of the then-outstanding shares of our Common Stock. From and after such date, we will be governed by Section 203 for so long as Section 203 by its terms would apply to us. Thus, if after conducting sales of our Common Stock in this Offering, International Paper were to own less than 10% of the outstanding shares of our Common Stock, we would be governed by Section 203.

Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless:
•    prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•    at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation. This provision could have an anti-takeover effect with respect to transactions our Board does not approve in advance, as well as potentially discourage takeover attempts that might result in a premium over the market price for the shares of our Common Stock held by stockholders.
Choice of Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed to the Company or the Company’s stockholders by any of the Company’s current or former directors, officers, employees, stockholders or agents, (iii) any action or proceedings asserting a claim arising under the DGCL, our Certificate of Incorporation or Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting or proceeding a claim against the Company that is governed by the internal affairs doctrine. As permitted by Delaware law, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America is, to the fullest extent permitted by law, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, and the rules and regulations thereunder. To the fullest extent permitted by law, each stockholder of the Company is deemed to have notice of and have consented to the provisions of our Certificate of Incorporation related to choice of forum. Neither this provision nor the exclusive forum provision means that stockholders have waived our compliance with federal securities laws and the rules and regulations thereunder.

We have included this exclusive forum provision in our Certificate of Incorporation because such provision, in our view, is in the best interests of the Company and our stockholders for the following reasons: (i) the exclusive forum provision provides that certain intra-corporate disputes will be litigated in Delaware, the state in which the Company is incorporated and whose law governs such disputes; (ii) the Delaware Chancery Court has developed extensive expertise in dealing with corporate law issues, as well as a substantial and influential body of case law interpreting Delaware’s corporate law; (iii) the exclusive forum provision helps us avoid multiple lawsuits in numerous jurisdictions relating to the same dispute, thus preventing corporate resources from being unnecessarily diverted to address duplicative, costly and wasteful multi-forum litigation; (iv) the exclusive forum provision provides value to the Company and our stockholders by facilitating consistency and predictability in litigation outcomes and reducing the risk that the outcome of cases in multiple jurisdictions could be inconsistent, even though each jurisdiction purports to follow Delaware law; (v) the exclusive forum provision does not materially change the substantive legal claims or remedies available to our stockholders, but rather only regulates the forum in which stockholders may file claims relating to certain specified intra-corporate disputes; and (vi) our Board has the ability to consent to an alternative forum in appropriate circumstances where the Board determines that the interests of the Company and our stockholders are best served by permitting a particular dispute to proceed in a forum other than Delaware.
Limitation of Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•    any breach of the director’s duty of loyalty;
•    acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•    Section 174 of the DGCL (unlawful dividends); or
•    any transaction from which the director derives an improper personal benefit.
The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions do not alter a director’s liability under U.S. federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.
Our Certificate of Incorporation and Bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law. Our Bylaws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, against all liability and loss suffered and expenses (including attorneys’ fees) incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to pay the expenses (including attorneys’ fees) actually and reasonably incurred by our directors and officers in advance of the final disposition to enable them to defend against such proceedings.
Listing
Our shares of Common Stock are listed on the NYSE under the symbol “SLVM.”
Transfer Agent and Registrar
The transfer agent and registrar for the Company’s Common Stock is Computershare Inc. The contact information for the transfer agent and registrar is:
Computershare Inc.
150 Royall Street
Canton, MA 02021
Tel: 1-866-735-0665.